EXHIBIT 24.2


March 14, 2003


K-Tronik International Corp.
Hackensack, NJ

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 7, 2002, relating to the consolidated financial statements of K-Tronik International Corp., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



BDO Seidman, LLP
Woodbridge, New Jersey